Exhibit 10.86

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made and entered into between Goodman Networks Incorporated and each and every officer, director, employee, agent, parent, subsidiary, wholly owned company, affiliate and division, and their successors, assigns, beneficiaries, legal representatives, insurers and heirs (“Company”), a Texas corporation with its principal place of business in Plano, Texas, and Scott Pickett on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (“Pickett”), and is effective as of August 1, 2014 (the “Effective Date”).

WHEREAS, Pickett signed an Employment, Confidentiality and Non-Compete Agreement and two amendments thereto (collectively, the “Employment Agreement”), which contain certain provisions concerning Company’s and Pickett’s obligations at the time Pickett’s employment with the Company terminates;

WHEREAS, the parties to this Agreement desire to resolve all matters related to Pickett’s employment with the Company and relationship with the Company, including all matters related to his separation from employment at the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties agree:

1. Separation. Pickett’s employment with the Company terminated effective August 1, 2014 (the “Separation Date”).

2. Severance Payment. Provided the parties execute this Agreement and Pickett does not revoke it as provided in Paragraph 7, the Company agrees to:

(a) Pay Pickett Five Hundred Forty Thousand Dollars ($540,000.00) in severance, which Pickett agrees is equal to twenty-four (24) months of his base salary, payable on the Company’s ordinary payroll days, beginning on the first payroll date which is at least eight (8) business days following the Separation Date.  Pickett agrees that this severance will be subject to lawful and ordinary deductions and withholdings;

(b) Pay Pickett Two-Hundred Seventy-Five Thousand Two-Hundred Ninety-Two Dollars ($275,292.00), subject to lawful and ordinary deductions and withholdings, representing a supplemental severance payment payable in a lump sum at least eight (8) business days following the Separation Date;

(c) Pay Pickett for his 2014 accrued but unused vacation time totaling Three Thousand One-Hundred Two Dollars ($3,102.00) representing 23.90 hours;

(d) Provided that Pickett elects COBRA continuation coverage, to the extent permitted by law, pay up to 100% of the COBRA premiums to continue medical, dental and vision insurance coverage under the Company’s group health insurance plan for Pickett (and his eligible dependents) in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the Company’s group health insurance plan, as it may be amended from time to time (the “Health Benefits”) until the earlier of (i) the date that is eighteen (18) months from the Separation Date or (ii) the date on which Pickett becomes eligible for coverage under another employer’s medical, dental or vision plan.  Pickett understands and agrees that payments made pursuant to this Paragraph 2(c) shall be included in his taxable income to the extent required by applicable law.  The continuation of group health insurance under this paragraph is not intended to be deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authoritative guidance issued thereunder (collectively, “Section 409A”), and the parties agree to interpret this Agreement consistently with such intent;

(e) To transfer to Pickett within forty-five (45) days after the Separation Date the certificate of title to the automobile previously provided to him for his personal and business use (VIN #JTJBM7FX3B50280).  Pickett agrees and acknowledges that after transfer of the title to the automobile to him, the Company shall no longer be responsible for providing insurance or maintenance for the automobile in any manner and Pickett shall be responsible for all costs associated with the vehicle from that date forward.  Pickett agrees and acknowledges that the Company’s Executive Vehicle Program shall no longer apply.  Picket agrees and acknowledges that he shall be responsible for any title or other transfer fees, and he shall be responsible for all applicable taxes, if any, and shall indemnify and hold the Company harmless for any such taxes.

Each payment made pursuant to Paragraph 2(a), and each other payment made pursuant to this Paragraph 2 shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.  In the event of Pickett’s death during the severance period in Paragraph 2(a) and/or COBRA continuation payments period in Paragraph 2(d), the remaining severance payments and/or COBRA continuation payments will be made to Pickett’s estate and/or spouse or beneficiaries, as the case may be.  Pickett acknowledges and agrees that he shall not be entitled any severance payment provided under this Paragraph 2 if he fails to return all assets and equipment provided to him for the performance of his duties.

3. Acknowledgements. Pickett acknowledges that: (i) in the absence of this Agreement, he would not be entitled to any of the payments and benefits in this Agreement; (ii) he has been paid for all hours worked, and paid all remuneration owed to him, including but not limited to all wages, bonuses, and all other payments, (iii) he has not suffered any on-the-job injury for which he has not already filed a workers’ compensation claim, (iv) he has received payment for any accrued, but unused, paid time off and has no accrued but unused PTO due to him, (v) he has received any leave to which he was entitled during his employment, (vi) he has not been retaliated or discriminated against because he took a family or medical leave or any reason protected by law, (vii) the Company has not interfered with his ability to request or take such leaves, and (viii) except as otherwise provided in this Agreement or provided by law, all other employment related benefits terminated as of the Separation Date.

4. Release of All Claims. Pickett irrevocably and unconditionally releases, waives, and forever discharges the Company, its current and/or former owners, investors, partners, parents, divisions, subsidiaries, affiliated entities, divisions and/or related companies, and its and/or their present and former agents, employees, officers, directors, attorneys, stockholders, employee benefit plans, plan fiduciaries, successors and/or assigns (collectively the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Pickett has, had, or may have against any of the Released Parties relating to or arising out of his employment or separation from employment with the Company, up to and including the date he signs this Agreement.  In addition, Pickett unconditionally releases, discharges, waives, and holds harmless the Company from each and every other claim, cause of action, right, liability, penalty, expense, or demand of any kind and nature, whether or not presently known to exist.  With respect to the claims that Pickett is releasing and waiving, he is releasing and waiving not only his right to recover money or other relief in any action that he might institute, but also he is releasing and waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, representative class or collective action plaintiffs, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other federal, state or local governmental agency or department.  Excluded from the release and waiver are any claims or rights which cannot be waived by law, such as Pickett’s right to file a charge with an administrative agency or participate in any agency investigation.  Pickett is, however, waiving his right to recover any money in connection with such a charge or investigation.  If a lawful subpoena to testify before any entity is issued to Pickett, he will immediately notify the Company and provide it with a copy of the subpoena.

This Agreement is a full and final bar to any claims that Pickett may have against the Company up to and including the date he signs this Agreement, including, without limitation, any claims:

(a) arising from Pickett’s terms and conditions of employment, separation from employment, or the employment practices of the Company, including but not limited to claims alleging a violation of personnel policies, procedures, and handbooks;

(b) relating to any claims for punitive or compensatory damages; back and/or front pay claims and fringe benefits including bonuses; disability benefits; PTO and vacation; penalties; interest; or payment of any attorneys’ fees, costs or expenses for Pickett;

(c) arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Americans with Disabilities Act and amendments thereto, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Occupational Safety and Health Act, the Consolidated Omnibus Reconciliation Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Re-Employment Rights Act, the Sarbanes-Oxley Act, Texas Commission on Human Rights Act/Texas Employment Discrimination Law, Texas Disability Discrimination Law, Texas whistleblower protection statute, Texas Minimum Wage Act, Texas wage payment law, state and local human rights and/or discrimination laws, state and local wage and hour laws, state and local equal pay laws, state and local leave laws, state and local whistleblower laws, state and local unfair competition laws, and claims alleging discrimination or harassment or aider and abetter liability on the basis of pregnancy, age, race, color, gender (including sexual harassment), national origin, ancestry, disability, medical condition, genetic information, religion, sexual orientation, marital status, caregiver status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; and,

(d) based on any express or implied contract or covenant of good faith and fair dealing, tort, common law, negligence, constitutional, statutory, whistleblower, public policy, personal injury, invasion of privacy, defamation, emotional distress, retaliation, detrimental reliance, or wrongful discharge theory.

Pickett expressly understands that among the various rights and claims being released and waived in this Agreement are those arising under the Age Discrimination in Employment Act (“ADEA”).  This general release does not cover rights or claims under the ADEA arising after Pickett signs this Agreement.

For the purpose of implementing a full and complete release, Pickett expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Pickett did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter; and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

For avoidance of doubt, notwithstanding any language to the contrary in this Section 4, this Section 4 does not apply with respect to any claims that Pickett may have that relate solely to his status as a shareholder of the Company.

5. Covenant Not To Sue. A “covenant not to sue” is a legal term which means Pickett promises not to file a lawsuit in court.  It is different from the release of claims contained in Paragraph 4 above.  Besides waiving and releasing the claims covered by Paragraph 4 above, Pickett further agrees never to sue the Company in any forum for any reason, including but not limited to claims, laws or theories covered by the release language in Paragraph 4 above, but excluding reasons relating solely to Pickett’s status as a shareholder of the Company.  Notwithstanding this covenant not to sue, Pickett may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA.  If Pickett sues the Company in violation of this Agreement, he shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Alternatively, if Pickett sues the Company in violation of this Agreement, the Company can require him to return all but $100 of the money paid to him pursuant to this Agreement.  In that event, the Company shall be excused from making any further payments otherwise owed to Pickett under the terms of this Agreement.

6. Attorney Consultation; Time to Consider. The Company advises Pickett that he should consult an attorney before executing this Agreement.  Pickett has a period of up to twenty-one (21) days after he receives this Agreement within which to review and consider the provisions of this Agreement.  The parties expressly agree that any change to the offer, whether material or immaterial, does not restart the running of the 21-day consideration period.  Pickett understands that if he does not sign this Agreement on or before the expiration of 21 days after he first receives the Agreement, this Agreement offer will be withdrawn automatically and he will not be entitled to any severance or benefits contained in Paragraph 2.

7. Revocation Period. Pickett understands and acknowledges that he has seven (7) days following the execution of this Agreement to revoke his acceptance of the Agreement.  If Pickett decides to revoke his acceptance of this Agreement during the 7-day revocation period, he must do so in writing and deliver his revocation by certified mail return receipt requested or some other traceable method to: Monty West, 6400 International Parkway Suite 1000, Plano, Texas 75093.  This Agreement will not become effective or enforceable, and the severance payments will not be due, until after this revocation period has expired.

8. Knowing and Voluntary. Pickett understands that it is his choice whether or not to enter into this Agreement and he agrees and acknowledges that his decision to do so is voluntary and is made knowingly.

9. Confidentiality. Pickett agrees to treat the existence and content of this Agreement as confidential; provided, however, that Pickett may disclose such existence, content and substance to Pickett’s attorney, spouse and tax/financial advisors, but only if Pickett instructs them not to disclose such existence, content and substance to anyone other than as required by appropriate taxing and other legal authorities or as otherwise authorized by law.

Pickett acknowledges he has continuing obligations under the Employment, Confidentiality and Non-Compete Agreement and two amendments thereto that he signed with the Company, and that during his employment with the Company, he had access to Confidential Information of the Company.  In consideration of the severance and benefits set forth in this Agreement, the parties acknowledge and agree that Sections 3.01 and 3.02 of the Employment Agreement are amended and replaced in their entirety as follows.

3.01. Confidential Information and Disclosure: Pickett understands that the Company and its subsidiaries (including but not limited to Multiband Corporation) has a leading position in a highly technical and extremely competitive business, achieved through years of work in research, development, engineering, marketing, and establishing and maintaining relationships with customers, contractors, subcontractors, manufacturers, and vendors. The Company specializes in, among other things, end-to-end network solutions including design, engineering, deployment, maintenance and decommissioning services; network solutions to wireless carriers, OEMs, backhaul service providers, enterprise and government customers; and LTE deployment, DAS/in-building, small cells, carrier adds, TDM migration, 2G/3G harvesting, field technical solutions, cell site management, drive testing, spectrum conditioning, radio optimization, power upgrades, and PMO support.  The Company also has developed substantial favorable goodwill with its customers, contractors, subcontractors, manufacturers, and vendors.  The Company’s future success requires that its Confidential Information and other proprietary information be maintained and protected by all employees and others who perform work for the Company. Pickett acknowledges that as part of his work with the Company, he has received and/or has been entrusted with Confidential Information.

In order for the Company reasonably to protect its interests against the competitive use of any of the Company's Confidential Information and other proprietary information, Pickett covenants that he will not at any time after cessation of his employment with the Company, directly or indirectly communicate, use, transmit electronically or otherwise, or disclose to any person or entity, any information, observations, data, written materials, records and documents or other information concerning the business or affairs of the Company or its licensees or the business or affairs of any supplier or customer of the Company (including without limitation, customer lists or mailing lists, the names, addresses, e-mail addresses and telephone numbers of all subscribers and prospective subscribers to any product or service, and any other personally identifiable information relating to such subscribers), or any processes, equipment or products of the Company or its licensees, or employee lists, compensation data, pricing information, customer or supplier pricing information, vendor information, manuals and training materials, pending projects or proposals, Company financial, technical, business, and credit information or marketing strategies, analyses and market expansion plans, all revenue and profit analyses and projections and all commission structures and statements, all data and tasks maintained in a Siterra database or any other project database; all past, present or future bidding data, forecasts, deliverables, budgets, status reports, and invoices relating to any past, present or future customer, all implemented or planned product and service improvements or changes, all information about the Company’s network configuration, plant or any equipment attached thereto, and any document or data designated as confidential (all of the foregoing are hereinafter referred to as "Confidential Information"). Pickett agrees he will not transmit electronically or otherwise transfer Confidential Information to any site (including, without limitation, computer tablet, laptop or desktop computer, smartphone, cellular phone, personal digital assistant, cloud storage, electronic storage, website or other electronic device) other than those sites approved in writing by the Company. Pickett specifically acknowledges and agrees that he may not directly or indirectly provide any Confidential Information to any person or entity to be used to bid on any new work, or any Phase of new work, for any current or future customer of the Company. Picket understands and acknowledges that Confidential Information provides the Company a competitive advantage over others who do not have the information, and that the Company would be substantially harmed if Confidential Information were directly or indirectly disclosed or used.

It is understood, however, that these confidentiality obligations do not apply in the event and to the extent that Confidential Information is in the public domain other than as a result of Picket’s act or omission. Picket acknowledges that the Confidential Information is the sole property of the Company, even if Pickett helped acquire or develop that Confidential Information. Picket acknowledges that all confidential information, including any originals and copies, whether in hardcopy or electronic form, shall at all times remain the property of the Company and shall not be copied, published, transmitted or distributed.

The Company reserves the right to avail itself of all legal or equitable remedies to prevent impermissible use of Confidential Information or proprietary information of the Company or to recover damages incurred as a result of such impermissible use.

10. Return of Materials and Information. Pickett acknowledges that all materials and information received or generated by him in connection with his employment with the Company, including but not limited to Confidential Information and proprietary information of the Company, are the sole property of Company.  Pickett acknowledges that, by the close of business on the Separation Date, he has returned to the Company all Company property, including but not limited to Confidential Information and proprietary information, office keys, security and credit cards, files, product information, and computer hardware, software and memory storage.  Pickett agrees to return, no later than the close of business on August 1, 2014, all Company materials and information and all copies thereof that are located or stored, electronically or otherwise, at his home and/or another site other than Company’s offices.

11. Restrictive Covenants. The parties acknowledge that the Employment Agreement contains Article V entitled Restrictive Covenants.  Article V of the Employment Agreement contains a twelve (12) month restrictive covenant period equal to the amount of severance set forth in the Employment Agreement provided that certain enumerated conditions are met.  In consideration of the severance and benefits set forth in this Agreement, the parties acknowledge and agree that the Article V of the Employment Agreement is amended and replaced in its entirety as follows.

5.01 Restrictive Covenants. Pickett acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company's legitimate business interests (which include but are not limited to continuation of contracts and relationships with its customers, its reputation, and its competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Pickett shall not, for the twenty-four (24) month period in which he receives severance after termination of employment for any reason,:

(a) Engage in or perform services for a Competing Business. “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Pickett’s employment, including, but not limited to telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Pickett performed services for the Company;

(b) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Pickett of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Pickett does not exceed five percent (5%) of the total outstanding stock of such corporation;

(c) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Pickett’s employment with the Company and which Pickett either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(d) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company and/or to accept employment elsewhere.

Pickett acknowledges that he has carefully read the above new section 5.01 and has considered all its terms and conditions. Pickett agrees that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Pickett understands that a remedy at law for any breach or threatened breach of new sections 3.01 and 5.01 as set forth herein would be inadequate, or will cause damage to the Company in an amount difficult to ascertain. Pickett therefore agrees that the Company shall be entitled to temporary and injunctive relief by any competent court in case of any such breach or threatened breach, without proof of actual damages that have been or may be caused to the Company, and without bond, in addition to any other relief to which the Company may be entitled. Additionally, any period or periods of breach of new section 5.01 shall not count toward the restricted period in new section 5.01 but shall instead be added to the restrictive period.

Should any provision of new section 5.01 be held by a court of competent jurisdiction to be enforceable only if modified, the parties agree that any such court is expressly authorized to modify any such unenforceable provision of new section 5.01 in lieu of severing such unenforceable provision from the Employment Agreement and this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

12. Non-Disparagement. Pickett agrees that he will not disparage or criticize the past or present decisions, policies or practices of the Company or its officers and employees, and that he will not make disparaging statements about the Company, its officers, employees, or any individual or entity with whom the Company has or may have a business or personal relationship.  The Company agrees it will not disparage or defame Pickett

13. Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter.  The parties understand and acknowledge that this Agreement is made without reliance upon any statement or representation other than those expressly described herein. Notwithstanding the above, Pickett agrees and acknowledges that he has continuing obligations under the Employment Agreement as amended by the first and second amendments thereto and this Agreement.  This Agreement may not be amended or modified except by a written amendment that is completely signed and delivered by Pickett and an authorized agent of the Company.  Pickett represents and acknowledges that in executing this Agreement, Pickett does not rely, and has not relied, on any representation(s) by any of the Released Parties, except as expressly contained in this Agreement.

14. Binding Effect. The Company and Pickett agree that this Agreement shall be binding on his and its heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of his or its heirs, administrators, representatives, executors, successors and assigns.

15. Applicable Law. This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas without regard to its conflict of law rules.  The Company and Pickett agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

16. Enforceability. The Company and Pickett agree that should a court declare or determine that any provision of this Agreement is illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal, invalid or unenforceable part, term, or provision, will not be deemed to be a part of this Release.

17. Counterparts. The Company and Pickett agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

18. Section 409A. The Company and Pickett intend for all payments under this Agreement to either to satisfy the requirements of Section 409A of the Code, and all applicable guidance promulgated thereunder or to be exempt from the application of Section 409A of the Code, and this Agreement shall be construed and interpreted accordingly.  Notwithstanding any provision in this Agreement to the contrary, any reference to “termination of employment” or words of similar import under this Agreement shall be deemed to refer to a termination of employment that satisfies the applicable requirements of a “separation from service” under Section 409A of the Code.  In addition, notwithstanding any provision of this Agreement to the contrary, if, at the time of Pickett’s termination of employment with the Company, Pickett is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Pickett pursuant to this Agreement or otherwise would constitute deferred compensation subject to Section 409A of the Code, then no such payment will be made under this Agreement until the earliest of (i)

the date which is six (6) months after Pickett’s “separation from service” for any reason, other than “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (ii) the date of Pickett’s “death” or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (iii) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement, if any, shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Lastly, for purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  PICKETT IS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THIS AGREEMENT PRIOR TO SIGNING IT.

Dated: ______________________________	SCOTT PICKETT ___________________________________
Dated: ______________________________	GOODMAN NETWORKS, INC. ___________________________________ Monty West, EVP Human Resources